EXHIBIT 99.1

May 9, 2013

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES FIRST QUARTER 2013 RESULTS

New York, New York, May 9, 2013--Leucadia National Corporation (NYSE: LUK) today announced its operating results for the three month period ended March 31, 2013.  Net income attributable to Leucadia National Corporation common shareholders for the three month periods ended March 31, 2013 and 2012 was $305,103,000 ($1.08 per diluted common share) and $490,877,000 ($1.97 per diluted common share), respectively.  These results do not reflect the operations of Jefferies Group LLC and its subsidiaries, which was acquired in March 2013.  Jefferies results of operations will initially be included in the Company’s consolidated results of operations commencing with the quarter ending June 30, 2013.

For more information on the Company’s results of operations for the first quarter of 2013, please see the Company’s Form 10-Q for the three months ended March 31, 2013, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month
	Period Ended March 31,
	2013	2012

Revenues and other income	$2,144,036	$2,385,261

Realized securities gains	$229,891	$424,936

Income from continuing operations before income taxes and
income related to associated companies	$135,250	$356,392

Income taxes	67,602	133,425

Income from continuing operations before income
related to associated companies	67,648	222,967

Income related to associated companies, net of taxes	233,122	262,539

Income from continuing operations	300,770	485,506

Income (loss) from discontinued operations, including
loss on disposal, net of taxes	(481)	1,729

Net income	300,289	487,235

Net (income) loss attributable to the noncontrolling interest	622	(202)

Net loss attributable to the redeemable noncontrolling interest	4,531	3,844

Preferred stock dividends	(339)	–

Net income attributable to Leucadia National Corporation
common shareholders	$305,103	$490,877

Basic earnings (loss) per common share attributable
to Leucadia National Corporation common shareholders:
Income from continuing operations	$1.10	$2.00
Income (loss) from discontinued operations, including loss on disposal	–	.01
Net income	$1.10	$2.01

Number of shares in calculation	275,735	244,583

Diluted earnings (loss) per common share attributable
to Leucadia National Corporation common shareholders:
Income from continuing operations	$1.08	$1.97
Income (loss) from discontinued operations, including loss on disposal	–	–
Net income	$1.08	$1.97

Number of shares in calculation	281,587	248,945